Gary R. Henrie
Attorney at Law
Licensed in the States of Utah and Nevada

486 W. 1360 N.	Telephone: 801-310-1419
American Fork, UT 84003	e-mail: grhlaw@hotmail.com

June 28, 2016

Lightbridge Corporation
11710 Plaza America Drive, Suite 2000
Reston, Virginia, 20190

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel to Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with the public offering of (i) 1,857,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) (A) warrants to purchase an aggregate of up to 1,476,333 shares of Common Stock (the “Warrants”) and (B) up to 1,476,333 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), in each case pursuant to the registration statement on Form S-3 (No. 333-204889) filed by the Company on June 11, 2015 and declared effective on June 25, 2015 (the “Registration Statement”) and the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated June 28, 2016 (together with the Base Prospectus, the “Prospectus”). All of the Securities are to be sold by the Company pursuant to the Securities Purchase Agreement, dated June 28, 2016, between Aspire Capital Fund, LLC and the Company (the “Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) Following (i) issuance and delivery of the Shares pursuant to the terms of the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

(b) Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors of the Company, the Warrants will constitute valid and binding obligations of the Company.

Board of Directors	- 2 -	June 28, 2016
Lightbridge Corporation

(c) Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors of the Company, and (iii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and non-assessable.

The opinions expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on or about June 29, 2016. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie